Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301
THE COCA-COLA COMPANY REPORTS
SECOND QUARTER AND YEAR-TO-DATE 2012 RESULTS

Strong 4% global volume growth in the second quarter and 5% year-to-date

Volume and value share gains continued in total nonalcoholic ready-to-drink beverages

Strong cash from operations, up 15% year-to-date

Second Quarter and Year-to-Date 2012 Highlights

•
Strong global volume growth of 4% in the quarter and 5% year-to-date.  North America volume grew 1% in both the quarter and year-to-date, and international volume grew 5% in both the quarter and year-to-date.

•
Second quarter reported net revenues grew 3% and comparable currency neutral net revenues grew 7%, driven by solid price/mix of 3%.  Year-to-date reported net revenues grew 4% and comparable currency neutral net revenues grew 7%.

•
Second quarter reported operating income grew 4% and comparable currency neutral operating income grew 7% in the quarter.  Year-to-date reported operating income and comparable currency neutral operating income both grew 6%.

•	Second quarter reported EPS was $1.21, up 1% and comparable EPS was $1.22, up 4%. Year-to-date reported and comparable EPS were both $2.11, both up 4%.

•	Year-to-date cash from operations up 15%. Excluding incremental pension contributions in the first quarter, cash from operations also up 15%.

•	Company shareowners approved a two-for-one stock split on July 10, 2012, the 11th split in our stock's 92-year history.

•	Productivity and reinvestment program with incremental annualized savings of $550 to $650 million by the end of 2015 is on track.

ATLANTA, July 17, 2012 – The Coca-Cola Company today reported solid second quarter and year-to-date 2012 results, with continued strong volume and revenue growth, as well as further volume and value share gains in total nonalcoholic ready-to-drink (NARTD) beverages.
Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “We are pleased with our second quarter and year-to-date results.  We are delivering consistent quality performance in line with our 2020 Vision growth targets, despite a very challenging and increasingly unpredictable global economy.  Notably, we continue to gain global volume and value share by giving our consumers what they are looking for – meaningful brand connections, wide-ranging product and package choices, greater information about our brands, and significant investments in programs that support healthy and active lifestyles, all at the heart of our brand values.
“As we complete the 10th quarter of our 2020 Vision, we remain passionately focused on offering a portfolio of brands that refresh and hydrate our consumers while bringing them simple moments of happiness.  Together with our system bottling partners, our long-term growth plans remain on track and our commitment to enhance the well-being of the consumers, customers and communities we serve around the world is as strong as ever.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported strong worldwide volume growth of 4% in the second quarter and 5% year-to-date. Volume growth in the quarter was well-balanced around the world, with solid growth in key developed markets, including Japan (+4%), North America (+1%) and Germany (+1%), as well as strong growth in key emerging markets such as India (+20%), Russia (+9%), China (+7%) and Brazil (+6%). Volume performance was soft in regions of Europe such as Central and Southern Europe and Northwest Europe and Nordics, both down 5% in the quarter, as a result of the ongoing economic slowdown and unfavorable weather. Volume grew 8% in countries with lower per capita consumption (up to 150 eight-ounce servings per year) of our broad portfolio of beverage products. In the second quarter, we grew global volume and value share in total NARTD beverages, with volume and value share gains across nearly every beverage category in which we compete. Brand health remains strong, with continued improvements in favorite brand scores and growth among consumers who enjoy at least one product from our broad portfolio of beverage brands per week. Through our occasion-based brand, package, price and channel segmentation strategy, we remain closely connected to our consumers with a dual focus on recruitment and affordability. Our immediate consumption beverage volume continues to grow, up 4% globally in the quarter and 5% year-to-date.
Worldwide sparkling beverage volume grew 2% in the quarter and 3% year-to-date. We grew volume and value share in global core sparkling beverages in the quarter. Worldwide brand Coca-Cola volume grew 2% in the quarter and 3% year-to-date, with growth in the quarter across diverse markets, including India (+35%), Russia (+23%), the Philippines (+7%), Brazil (+4%), Germany (+3%) and Mexico (+1%). In addition, worldwide Sprite volume grew 6% in the quarter and 5% year-to-date and global Fanta grew 4% in both the quarter and year-to-date, supported by continued innovation and reflecting a balanced portfolio approach to growth in the sparkling beverage category.
Worldwide still beverage volume grew 9% in both the quarter and year-to-date, with solid growth across beverage categories, including packaged water, juices and juice drinks, ready-to-drink tea and coffee, sports drinks and energy drinks. We grew global volume and value share in total still beverages as well as across all still beverage categories in which we compete. Ready-to-drink tea volume grew 13% in the quarter, with continued strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Fuze Tea, which was launched in Latin America during the quarter. Packaged water volume grew 10% in the quarter, as we continue to focus on innovative and sustainable packaging and immediate consumption occasions. Energy drinks volume grew 21% in the quarter driven by growth across our global portfolio of energy brands.

OPERATING REVIEW

	Three Months Ended June 29, 2012
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	4	3	4	7

Eurasia & Africa	12	5	5	15
Europe	(4)	(9)	(8)	(3)
Latin America	3	1	2	13
North America	1	5	2	0
Pacific	8	7	15	12
Bottling Investments	12	2	(15)	19

	Six Months Ended June 29, 2012
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	4	6	6

Eurasia & Africa	11	4	8	17
Europe	(2)	(6)	(6)	(3)
Latin America	4	2	3	12
North America	1	5	0	(4)
Pacific	8	9	20	9
Bottling Investments	12	6	10	15
Eurasia & Africa

•
Our Eurasia and Africa Group's volume grew 12% in the quarter, cycling 7% growth in the prior year quarter, led by strong growth in India, up 20%, Middle East and North Africa, up 20% (up 13% excluding the benefit of the Aujan transaction), South Africa, up 10% and Russia, up 9%. Reported net revenues for the quarter increased 5%, reflecting a 9% increase in concentrate sales and positive price/mix of 7%, partially offset by an 11% currency impact. Concentrate sales in the quarter lagged unit case volume primarily due to timing. Comparable currency neutral net revenues increased 16% in the quarter. Reported operating income increased 5% in the quarter. Comparable currency neutral operating income increased 15% in the quarter, driven by the increase in net revenues, which offset the effect of higher cost of goods sold and increased investments in the business.

•
During the quarter, Eurasia and Africa grew volume and value share in total NARTD beverages as well as in sparkling beverages, packaged water and juices and juice drinks. Sparkling beverage volume grew 11% in the quarter, led by brand Coca-Cola, which grew 12%. Sprite volume grew 16% in the quarter and Fanta volume grew 6%. Still beverage volume grew 18% in the quarter, including the benefit of the Aujan transaction which added 7 points of volume growth to overall Eurasia and Africa still beverages in the quarter. India sparkling beverage volume grew 20% in the quarter, driven by strong integrated marketing campaigns centered on music and sports. During the quarter, brand Coca-Cola volume in India grew 35% and Sprite grew 29%. Russia volume growth in the quarter was driven by strong growth in sparkling beverages, including brand Coca-Cola, up 23%, Fanta, up 26% and Sprite, up 12%. We gained volume and value share in total NARTD beverages and sparkling beverages in Russia, with a strong marketing campaign tied to the UEFA Euro 2012 (“Euro Cup”) soccer tournament as well as a continued focus on packaging segmentation.

Europe

•
Our Europe Group's volume declined 4% in the quarter, cycling strong 5% growth in the prior year quarter, and reflecting the challenges of both very unseasonable weather as well as ongoing macroeconomic uncertainty across the region.  Reported net revenues declined 9% in the quarter, reflecting a 4% decline in concentrate sales and a 7% unfavorable currency impact, partially offset by positive price/mix of 2%. Concentrate sales in the quarter were in line with unit case sales. Comparable currency neutral net revenues declined 2% in the quarter. Reported operating income declined 8% in the quarter.  Comparable currency neutral operating income declined 3% in the quarter, reflecting the decline in net revenues and incremental investments related to the Olympic Games and Euro Cup tournament, partially offset by favorable timing of marketing expenses.

•
During the quarter, the Europe Group successfully maintained market share in total NARTD beverages and sparkling beverages while gaining both volume and value share in still beverages. We continued to leverage integrated marketing campaigns centered on the Euro Cup and the upcoming Olympic Games, focusing on low-calorie and no-calorie sparkling beverages across key markets. In addition, we brought to market innovations like Sprite sweetened with stevia in France and Switzerland and PlantBottleTM packaging for Coca-Cola

Trademark beverages. Germany volume grew 1% in the quarter, cycling 7% growth in the prior year quarter, driven by the strong Euro Cup marketing campaign and packaging innovations like the mini can and take home multi-pack crates. Both Northwest Europe and Nordics as well as Central and Southern Europe volumes declined mid single digits in the quarter, cycling mid single-digit growth in the prior year quarter, and affected by poor weather and challenging economic conditions.

Latin America

•
Our Latin America Group's volume grew 3% in the quarter, cycling 6% growth in the prior year quarter. Reported net revenues for the quarter increased 1%, reflecting concentrate sales growth of 3% and positive price/mix of 9%, partially offset by a currency impact of 10% and a 1% impact related to structural change. Concentrate sales in the quarter were in line with unit case volume. Comparable currency neutral net revenues increased 11% in the quarter. Reported operating income was up 2% in the quarter, with comparable currency neutral operating income up 13%, primarily reflecting volume growth and favorable pricing across the group, partially offset by continued investments in the business.

•
During the quarter, the Latin America Group gained volume and value share in total NARTD beverages. All business units in Latin America grew volume in the quarter, with 6% growth in Brazil, 7% in South Latin, 4% in Latin Center and 1% in Mexico (cycling 10% growth in Mexico in the prior year quarter), all driven by a continued dual focus on affordability with refillable packages, and recruitment through investment in immediate consumption and the continued placement of new cold drink equipment. Brand Coca-Cola volume was up 2% in the quarter and both Sprite and Fanta volumes were up 4% in the quarter. Still beverage volume grew 8% in the quarter, driven by ready-to-drink tea, up 37% as a result of the strong performance of newly launched Fuze Tea, as well as 14% growth in juices and juice drinks and 28% growth in sports drinks. Both Mexico and Brazil grew volume and value share in the quarter in total NARTD beverages as well as in sparkling and still beverages, with a continued focus on both single-serve and returnable packaging.

North America

•
Our North America Group's volume grew 1% in the quarter despite a shift of some Easter and July 4th holiday volume out of the quarter when compared to the prior year period. Reported net revenues for the quarter increased 5%, reflecting volume growth of 1% as well as positive price/mix of 3% and a 1% benefit from structural change, primarily related to the acquisition of Great Plains Coca-Cola Bottling Company. Second quarter reported operating income grew 2%. Comparable currency neutral operating income was even in the quarter, a sequential improvement from first quarter 2012, reflecting the holiday shifts, higher commodity costs and timing of certain expenses.

•
During the quarter, North America gained value share in total NARTD beverages as we continue to provide consumers greater variety and choices in beverage packaging. In addition, we gained volume and value share in still beverages, with volume and value share gains across multiple still beverage categories, including juices and juice drinks, sports drinks, energy drinks and ready-to-drink tea. Sparkling beverage volume declined 2% in the quarter with sparkling beverage pricing growth of 5%, as we maintained the price increases put in place over the past year. Coca-Cola Zero volume grew mid single digits in its eighth year in the market, reflecting the Company's commitment to sustainable innovation. Fanta volume was up 6% in the quarter and Seagram's grew 4% in the quarter driven by the launch of Seagram's Sparkling Seltzer Water. Still beverage volume grew 8% in the quarter, led by continued strong Powerade growth of 13% with the new “Power Through” campaign as well as double-digit growth of Gold Peak tea and smartwater. Our juice brands grew 3% in the quarter, led by strong growth in Trademark Simply and the launch of new flavors in the Minute Maid Light portfolio.

Pacific

•
Our Pacific Group's volume grew 8% in the quarter. Reported net revenues for the quarter grew 7%, reflecting 5% concentrate sales growth, a 2% currency benefit and positive price/mix of 2%, partially offset by a 1% impact due to structural change as well as the cycling of prior year one-time items related to the natural disasters in Japan. Concentrate sales in the quarter lagged unit case sales as a result of timing of shipments, primarily in China. Comparable currency neutral net revenues increased 6% in the quarter. Reported operating income increased 15% in the quarter, reflecting positive geographic mix with strong growth in Japan, cycling the natural disasters of the prior year, as well as improved performance in the ASEAN markets. In addition, reported operating income reflects a 2% currency benefit. Comparable currency neutral operating income increased 12% in the quarter.

•	During the quarter, the Pacific Group gained volume and value share in total NARTD beverages, driven by volume and value share gains across multiple still beverage categories.

Volume growth in the quarter was broad-based, with 4% growth in Japan, 7% growth in China, 24% growth in Thailand and 6% growth in the Philippines. Sparkling beverage volume growth was 6% in the quarter, led by 5% growth of brand Coca-Cola, 8% Sprite growth and 11% Fanta growth. Still beverages grew 12% in the quarter, with strong double-digit growth in packaged water and 13% growth in ready-to-drink tea. Japan's sparkling beverage volume grew 1% and still beverage volume grew 5%. Importantly, all channels in Japan showed growth, including convenience stores and vending, and we grew volume and value share in total NARTD beverages in the quarter. Despite some moderation in China's macroeconomic growth trends this year, sparkling beverage volume grew 3% in the quarter and still beverage volume grew 14%. Importantly, the continued rollout of smaller package offerings across the portfolio generated strong 12% growth in transactions, and helped drive volume and value share gains in sparkling beverages during the quarter.

Bottling Investments

•
Our Bottling Investments Group's volume grew 10% in the quarter on a comparable basis after adjusting for the effect of structural changes, primarily the acquisition of the Vietnam and Cambodia bottling operations. Reported volume grew 12% in the quarter. The growth in comparable volume was primarily driven by India, China and the Philippines, with strong volume growth and market share gains in sparkling beverages across the group, led by growth of brand Coca-Cola. Germany volume growth continued, up 1% in the quarter. Reported net revenues for the quarter grew 2%. This reflects the 10% growth in comparable unit case volume and a 2% benefit due to structural changes, partially offset by price/mix, down 1%, primarily driven by geographic mix offsetting the benefit of positive pricing. Currency had a 9% unfavorable impact on reported net revenues. Comparable currency neutral net revenues increased 12% in the quarter. Reported operating income in the quarter decreased 15% due to currency as well as the impact of structural changes, primarily the acquisition of the Vietnam and Cambodia bottling operations. Comparable currency neutral operating income increased 19% in the quarter, reflecting the increase in revenues resulting from volume growth, positive pricing and product mix, offset by geographic mix and continued investments in our in-market capabilities.

FINANCIAL REVIEW
Second quarter reported net revenues grew 3%, with comparable net revenues also up 3%. This reflects a 3% increase in concentrate sales, positive price/mix of 3%, driven primarily by positive pricing, and a 1% benefit due to structural changes. Currency had a 4% unfavorable effect on net revenues in the quarter. As a result, comparable currency neutral net revenues grew 7% in the quarter. Concentrate sales in the quarter were broadly in line with unit case sales. The positive price/mix of 3% in the quarter reflects our ongoing efforts to execute global pricing strategies within a disciplined commercial framework that considers rate increases in concert with occasion-based package and channel mix levers, balancing overall category health with volume, value and pricing growth. As a result, we grew global NARTD value share for the 20th consecutive quarter. As we will be cycling higher price/mix comparisons from the prior year in the back half of 2012, we continue to estimate our full-year 2012 consolidated price/mix results to be 1% to 2%, in line with our long-term target range.
Reported cost of goods sold increased 5% in the quarter, with comparable cost of goods sold also up 5% in the quarter, reflecting moderately higher commodity costs compared to the prior year quarter, primarily in North America and in the Bottling Investments Group. Currency decreased cost of goods sold by 3% in the quarter. Items affecting comparability in the quarter primarily included gains and losses on commodities hedging. We currently estimate full-year incremental commodity costs of approximately $300 million compared to the prior year.
Reported SG&A expenses and comparable SG&A expenses both increased 2% in the quarter. Currency decreased SG&A expenses by 4% in the quarter. We captured 1 point of operating expense leverage in the quarter and year-to-date, as we continued to strategically invest in brand-building activities around the world and efficiently manage our operating expenses. We currently expect unfavorable 3% to 5% operating expense leverage in the third quarter, with correspondingly positive expense leverage in the fourth quarter due to the benefit of two additional selling days in the fourth quarter. On a full-year basis, we expect slightly positive operating expense leverage.
Second quarter reported operating income increased 4%, with comparable currency neutral operating income up 7%. Items affecting comparability reduced second quarter operating income by $119 million in 2012 and by $177 million in 2011. Currency reduced comparable operating income by 5% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, we estimate the unfavorable currency impact on full-year 2012 operating income to be at the high end of a mid single-digit range, and the unfavorable currency impact on operating income in the third quarter is anticipated to be 8% to 9%.
Year-to-date net share repurchases totaled $1.6 billion. These repurchases are in line with the targeted range of $2.5 to $3.0 billion in net share repurchases for the full year. On July 10, 2012, Company shareowners approved a two-for-one stock split and an increase from 5.6 billion to 11.2 billion in the number of authorized shares of the Company's common stock. The record date for the stock split is expected to be July 27, 2012, with new shares expected to be distributed on or about August 10, 2012. Each shareowner of record on the close of business on the record date will receive one additional share of common stock for each share held. The stock split will not affect the targeted net share repurchase range for the full year.
Second quarter reported EPS was $1.21 and comparable EPS was $1.22. Items affecting comparability reduced second quarter 2012 reported EPS by a net $0.01 and increased second quarter 2011 reported EPS by a net $0.03. In both periods, these items included restructuring charges, costs related to global productivity initiatives, gains/charges related to equity investees, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in second quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide and charges related to the supply of Brazilian orange juice. Items impacting comparability in second quarter 2011 also included CCE integration costs as well as charges related to the natural disasters in Japan, offset by a transaction gain.
Year-to-date cash from operations increased 15%. Excluding incremental pension contributions made in first quarter 2012, cash from operations also increased 15%.
During second quarter 2012, the Company paid $531 million under its agreement with Aujan Industries ("Aujan"), one of the largest independent beverage companies in the Middle East, in exchange for 50% of the Aujan entity that holds the rights to Aujan-owned brands in certain territories and 49% of Aujan's bottling and distribution operations in certain territories. The remainder of the investments contemplated under the agreement is contingent upon obtaining certain regulatory and other approvals, which we expect to obtain prior to the end of 2012.

Effective Tax Rate
The reported effective tax rate for the quarter was 22.7%. The underlying effective tax rate on operations for the quarter was 23.4%, reflecting an underlying annual rate of 24.0%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2011 results included a net charge of $0.04 per share due to restructuring charges, costs related to global productivity initiatives and the CCE integration, and charges related to the natural disasters in Japan, partially offset by a gain on the sale of the Company's stake in Chilean bottler Coca-Cola Embonor S.A.
Second quarter 2011 results included a net gain of $0.03 per share due to a non-cash gain on the adjustment to fair value of our investment in Mexican bottler Grupo Continental S.A.B., partially offset by restructuring charges, costs related to global productivity initiatives and the CCE integration, and charges related to the natural disasters in Japan.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to volume included in the explanation of net revenue growth for North America. This North America volume represents Coca-Cola Refreshments' unit case sales (which are equivalent to concentrate sales) plus non-Company-owned bottling operations' concentrate sales. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
Year-to-date 2012 financial results were impacted by one less selling day. Fourth quarter 2012 financial results will benefit from two additional selling days. Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
Due to the refocusing in 2012 of the Beverage Partners Worldwide (BPW) ready-to-drink tea joint venture with Nestlé S.A. (Nestlé), we have eliminated the BPW joint venture volume from our reported results for both 2011 and 2012 in those countries in which the joint venture is being phased out during 2012. In addition, we have eliminated the Nestea licensed volume in the U.S. due to our current U.S. license agreement with Nestlé terminating at the end of 2012. These changes did not materially impact the Company's reported volume results for second quarter or year-to-date 2012 on a consolidated basis or for any individual operating group. However, these changes increased the Company's reported second quarter and year-to-date 2012 volume growth for ready-to-drink tea by 9 points and 6 points, respectively.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss second quarter 2012 and year-to-date results today, July 17, 2012 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	June 29, 2012	July 1, 2011	% Change
		As Adjusted[1]
Net Operating Revenues	$13,085	$12,737	3
Cost of goods sold	5,224	4,989	5
Gross Profit	7,861	7,748	1
Selling, general and administrative expenses	4,497	4,417	2
Other operating charges	70	152	—
Operating Income	3,294	3,179	4
Interest income	112	121	(7)
Interest expense	112	84	33
Equity income (loss) — net	245	221	11
Other income (loss) — net	84	362	—
Income Before Income Taxes	3,623	3,799	(5)
Income taxes	823	992	(17)
Consolidated Net Income	2,800	2,807	0
Less: Net income attributable to noncontrolling interests	12	7	71
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,788	$2,800	0
Diluted Net Income Per Share[2]	$1.21	$1.20	1
Average Shares Outstanding — Diluted[2]	2,296	2,330

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
For the three months ended June 29, 2012 and July 1, 2011, "Basic Net Income Per Share" was $1.24 for 2012 and $1.22 for 2011 based on "Average Shares Outstanding — Basic" of 2,255 for 2012 and 2,290 for 2011. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Six Months Ended
	June 29, 2012	July 1, 2011	% Change
		As Adjusted[1]
Net Operating Revenues	$24,222	$23,254	4
Cost of goods sold	9,572	8,937	7
Gross Profit	14,650	14,317	2
Selling, general and administrative expenses	8,678	8,493	2
Other operating charges	169	361	—
Operating Income	5,803	5,463	6
Interest income	227	215	6
Interest expense	200	197	2
Equity income (loss) — net	385	355	8
Other income (loss) — net	133	479	—
Income Before Income Taxes	6,348	6,315	1
Income taxes	1,481	1,592	(7)
Consolidated Net Income	4,867	4,723	3
Less: Net income attributable to noncontrolling interests	25	20	25
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,842	$4,703	3
Diluted Net Income Per Share[2]	$2.11	$2.02	4
Average Shares Outstanding — Diluted[2]	2,298	2,330

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
For the six months ended June 29, 2012 and July 1, 2011, "Basic Net Income Per Share" was $2.14 for 2012 and $2.05 for 2011 based on "Average Shares Outstanding — Basic" of 2,259 for 2012 and 2,291 for 2011. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	June 29, 2012	December 31, 2011
		As Adjusted[1]
ASSETS
Current Assets
Cash and cash equivalents	$9,337	$12,803
Short-term investments	4,807	1,088
Total Cash, Cash Equivalents and Short-Term Investments	14,144	13,891
Marketable securities	2,822	144
Trade accounts receivable, less allowances of $77 and $83, respectively	5,397	4,920
Inventories	3,587	3,092
Prepaid expenses and other assets	3,375	3,450
Total Current Assets	29,325	25,497
Equity Method Investments	7,838	7,233
Other Investments, Principally Bottling Companies	1,398	1,141
Other Assets	3,663	3,495
Property, Plant and Equipment — net	15,174	14,939
Trademarks With Indefinite Lives	6,473	6,430
Bottlers' Franchise Rights With Indefinite Lives	7,738	7,770
Goodwill	12,357	12,219
Other Intangible Assets	1,183	1,250
Total Assets	$85,149	$79,974

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,775	$9,009
Loans and notes payable	15,964	12,871
Current maturities of long-term debt	128	2,041
Accrued income taxes	615	362
Total Current Liabilities	26,482	24,283
Long-Term Debt	16,390	13,656
Other Liabilities	4,658	5,420
Deferred Income Taxes	4,990	4,694
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 5,600 shares; Issued — 3,520 and 3,520 shares, respectively	880	880
Capital surplus	11,907	11,212
Reinvested earnings	56,159	53,621
Accumulated other comprehensive income (loss)	(3,369)	(2,774)
Treasury stock, at cost — 1,269 and 1,257 shares, respectively	(33,308)	(31,304)
Equity Attributable to Shareowners of The Coca-Cola Company	32,269	31,635
Equity Attributable to Noncontrolling Interests	360	286
Total Equity	32,629	31,921
Total Liabilities and Equity	$85,149	$79,974

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended
	June 29, 2012	July 1, 2011
		As Adjusted[1]
Operating Activities
Consolidated net income	$4,867	$4,723
Depreciation and amortization	955	957
Stock-based compensation expense	166	181
Deferred income taxes	53	182
Equity (income) loss — net of dividends	(143)	(26)
Foreign currency adjustments	(82)	88
Significant (gains) losses on sales of assets — net	(106)	(109)
Other operating charges	99	217
Other items	32	(399)
Net change in operating assets and liabilities	(1,663)	(2,172)
Net cash provided by operating activities	4,178	3,642
Investing Activities
Purchases of short-term investments	(4,843)	(3,901)
Proceeds from disposals of short-term investments	1,092	2,908
Acquisitions and investments	(756)	(260)
Purchases of other investments	(3,778)	(7)
Proceeds from disposals of bottling companies and other investments	957	395
Purchases of property, plant and equipment	(1,305)	(1,190)
Proceeds from disposals of property, plant and equipment	57	46
Other investing activities	16	(319)
Net cash provided by (used in) investing activities	(8,560)	(2,328)
Financing Activities
Issuances of debt	21,964	12,699
Payments of debt	(18,101)	(9,963)
Issuances of stock	995	802
Purchases of stock for treasury	(2,610)	(1,371)
Dividends	(1,155)	(2,143)
Other financing activities	55	6
Net cash provided by (used in) financing activities	1,148	30
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(232)	305
Cash and Cash Equivalents
Net increase (decrease) during the period	(3,466)	1,649
Balance at beginning of period	12,803	8,517
Balance at end of period	$9,337	$10,166

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)[1]			Income (Loss) Before Income Taxes[1]
	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)
Eurasia & Africa	$840	$804	5	$347	$330	5	$357	$330	8
Europe	1,487	1,639	(9)	897	973	(8)	916	995	(8)
Latin America	1,145	1,133	1	686	674	2	687	674	2
North America	5,797	5,504	5	756	739	2	761	742	3
Pacific	1,715	1,597	7	823	718	15	821	718	14
Bottling Investments	2,497	2,443	2	90	105	(15)	312	305	2
Corporate	52	63	(18)	(305)	(360)	15	(231)	35	—
Eliminations	(448)	(446)	—	—	—	—	—	—	—
Consolidated	$13,085	$12,737	3	$3,294	$3,179	4	$3,623	$3,799	(5)

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended June 29, 2012, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $63 million for Eurasia and Africa, $173 million for Europe, $62 million for Latin America, $8 million for North America, $121 million for Pacific and $21 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $48 million for North America, $16 million for Bottling Investments and $5 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $2 million for Europe due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment.

•
Income (loss) before income taxes was reduced by $3 million for Eurasia and Africa, $6 million for Europe, $2 million for Latin America, $3 million for Pacific and was increased by $3 million for Corporate due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category.

•
Income (loss) before income taxes was reduced by a net $1 million for Bottling Investments. This net reduction primarily represents the Company's proportionate share of restructuring charges recorded by certain of our equity method investees, partially offset by our proportionate share of a transaction gain recorded by an equity method investee.

During the three months ended July 1, 2011, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $56 million for Eurasia and Africa, $193 million for Europe, $69 million for Latin America, $8 million for North America, $97 million for Pacific and $23 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $8 million for Eurasia and Africa, $2 million for Europe, $1 million for Latin America, $66 million for North America, $23 million for Bottling Investments and $47 million for Corporate, primarily due to the Company’s productivity, integration and restructuring initiatives as well as costs associated with the merger of Embotelladoras Arca, S.A.B. de C.V. ("Arca") and Grupo Continental S.A.B. ("Contal").

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended (continued)

•
Operating income (loss) and income (loss) before income taxes were reduced by $4 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

•	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

•	Income (loss) before income taxes was reduced by $38 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to the net gain we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE's former North America business.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)[1]			Income (Loss) Before Income Taxes[1]
	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)	June 29, 2012	July 1, 2011	% Fav. / (Unfav.)
Eurasia & Africa	$1,524	$1,460	4	$642	$595	8	$653	$598	9
Europe	2,691	2,863	(6)	1,592	1,687	(6)	1,624	1,715	(5)
Latin America	2,331	2,287	2	1,430	1,390	3	1,430	1,402	2
North America	10,718	10,191	5	1,207	1,203	0	1,228	1,206	2
Pacific	3,094	2,826	9	1,396	1,161	20	1,392	1,162	20
Bottling Investments	4,600	4,350	6	125	113	10	481	434	11
Corporate	82	91	(10)	(589)	(686)	14	(460)	(202)	(128)
Eliminations	(818)	(814)	—	—	—	—	—	—	—
Consolidated	$24,222	$23,254	4	$5,803	$5,463	6	$6,348	$6,315	1

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the six months ended June 29, 2012, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $97 million for Eurasia and Africa, $323 million for Europe, $121 million for Latin America, $12 million for North America, $225 million for Pacific and $40 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $109 million for North America, $31 million for Bottling Investments and $8 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $3 million for Europe due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012.

•
Operating income (loss) and income (loss) before income taxes were reduced by $12 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment.

•
Income (loss) before income taxes was increased by a net $43 million for Bottling Investments. This net increase primarily represents the Company’s proportionate share of transaction gains recorded by an equity method investee, partially offset by our proportionate share of restructuring charges recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $3 million for Eurasia and Africa, $6 million for Europe, $2 million for Latin America and $3 million for Pacific due to changes in the structure of BPW, our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

During the six months ended July 1, 2011, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $90 million for Eurasia and Africa, $345 million for Europe, $141 million for Latin America, $11 million for North America, $185 million for Pacific and $42 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended (continued)

•
Operating income (loss) and income (loss) before income taxes were reduced by $9 million for Eurasia and Africa, $3 million for Europe, $1 million for Latin America, $177 million for North America, $1 million for Pacific, $44 million for Bottling Investments and $74 million for Corporate, primarily due to the Company’s productivity, integration and restructuring initiatives as well as costs associated with the merger of Arca and Contal.

•
Operating income (loss) and income (loss) before income taxes were reduced by $83 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

•
Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE's former North America business.

•	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

•
Income (loss) before income taxes was increased by $102 million for Corporate due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

•	Income (loss) before income taxes was reduced by $38 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

•
Income (loss) before income taxes was reduced by $4 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by an equity method investee.

•
Income (loss) before income taxes was reduced by $3 million for Corporate due to the net charge we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE's former North America business.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Asset Impairments
During the three months ended July 1, 2011, the Company recorded an impairment charge of $38 million due to the impairment of an investment in an entity accounted for under the equity method of accounting. Subsequent to the recognition of this impairment, the Company's remaining financial exposure related to this entity is not significant. This impairment charge was recorded in other income (loss) — net.
Restructuring
During the three and six months ended June 29, 2012, the Company recorded charges of $15 million and $30 million, respectively, associated with the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of our recently announced productivity and reinvestment program. These restructuring charges were recorded in other operating charges. See below for a discussion of our productivity and reinvestment program.
During the three and six months ended July 1, 2011, the Company recorded charges of $27 million and $61 million, respectively, associated with the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of our productivity initiatives and the integration of CCE's former North America business. These restructuring charges were recorded in other operating charges. See below for a discussion of our productivity and CCE integration initiatives.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity and Reinvestment
During the three and six months ended June 29, 2012, the Company recorded charges of $54 million and $118 million, respectively, in other operating charges related to our productivity and reinvestment program which was announced in February 2012. This program will further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a new global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and IT systems standardization. The Company is in the process of defining the costs associated with this new productivity initiative.
The second component of our productivity and reinvestment program involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply, which will better enable us to serve our customers and consumers. We believe our new integration efforts will result in costs of approximately $300 million.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 to $650 million which will be phased in over four years starting in 2012. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program. See below for a discussion of the Company's productivity and CCE integration initiatives that were completed in 2011.
Productivity Initiatives
During the three and six months ended June 29, 2012, the Company reversed charges of $2 million and $3 million, respectively, related to previous accruals associated with our 2008-2011 productivity initiatives.
During the three and six months ended July 1, 2011, the Company recorded charges of $26 million and $54 million, respectively, related to our 2008-2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. These initiatives delivered annualized savings of over $500 million beginning in 2011, exceeding the upper end of the Company's original savings target of $400 to $500 million.
Equity Investees
During the three months ended June 29, 2012, the Company recorded a net charge of $1 million in equity income
(loss) — net. This net charge primarily represents the Company’s proportionate share of restructuring charges recorded by certain of our equity method investees, partially offset by our proportionate share of a transaction gain recorded by an equity method investee.
During the six months ended June 29, 2012, the Company recorded a net gain of $43 million in equity income
(loss) — net. This net gain primarily represents the Company’s proportionate share of transaction gains recorded by an equity method investee, partially offset by our proportionate share of restructuring charges recorded by certain of our equity method investees.
During the six months ended July 1, 2011, the Company recorded charges of $4 million in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of restructuring charges recorded by an equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
CCE Transaction
During the three and six months ended July 1, 2011, the Company recorded charges of $68 million and $187 million, respectively, primarily related to the integration of CCE's former North America business. These charges were primarily related to the development, design and initial implementation of our future operating framework in North America. The Company successfully completed this initiative at the end of 2011. We realized nearly all of the $350 million in expected annualized savings by the end of 2011, and the total cost we incurred since the inception of the initiative was $493 million. See above for a discussion of the Company's recently announced productivity and reinvestment program which involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business.
Transaction Gains
During the three months ended June 29, 2012, the Company recognized a gain of $92 million as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment. The Company recorded this gain in other income (loss) — net.
During the three months ended July 1, 2011, the Company recognized a net gain of $417 million, primarily due to the merger of Arca and Contal, two bottling partners headquartered in Mexico, into a combined entity known as Arca Contal. The Company recorded this gain in other income (loss) — net. Prior to this transaction, the Company held an investment in Contal that we accounted for under the equity method of accounting. The merger of the two companies was a non-cash transaction that resulted in Contal shareholders trading their existing Contal shares for new shares in Arca Contal at a specified exchange rate. Subsequent to this transaction, the Company holds an investment in Arca Contal that we account for as an available-for-sale security. The Company also recorded a charge of $26 million related to costs associated with the merger of Arca and Contal during the three months ended July 1, 2011. The Company recorded this charge in other operating charges.
In addition to the gain on the exchange of our shares in Contal, the Company recognized a gain of $102 million during the six months ended July 1, 2011, as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting. The Company recorded this gain in other income (loss) — net.
Certain Tax Matters
During the three months ended June 29, 2012, and July 1, 2011, the Company recorded a net tax benefit of $25 million and a net tax charge of $16 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the three months ended June 29, 2012 also included the impact of the reversal of certain valuation allowances.
During the six months ended June 29, 2012, and July 1, 2011, the Company recorded a net tax benefit of $33 million and a net tax charge of $19 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the six months ended June 29, 2012 also included the impact of the reversal of certain valuation allowances.
Other Items
Impact of Natural Disasters
On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which has helped rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $4 million and $83 million related to these events during the three and six months ended July 1, 2011, respectively. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Economic (Non-Designated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended June 29, 2012, and July 1, 2011, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase to our non-GAAP operating income of $46 million and $26 million, respectively. During the six months ended June 29, 2012, and July 1, 2011, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease to our non-GAAP operating income of $3 million and $10 million, respectively.
Repurchase of Long-Term Debt
During the three and six months ended July 1, 2011, the Company recorded a net gain of $1 million and a net charge of $3 million, respectively, related to the repurchase of certain long-term debt that we assumed in connection with our acquisition of CCE's former North America business.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the three and six months ended June 29, 2012, the Company recorded charges of $11 million and $14 million, respectively, due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category. In addition, during the six months ended June 29, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the three and six months ended June 29, 2012, the Company incurred charges of $6 million and $12 million, respectively, related to Brazilian orange juice, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 29, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$13,085	$5,224	$7,861	60.1%	$4,497	$70	$3,294	25.2%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(15)	15
Productivity & Reinvestment	—	—	—		—	(54)	54
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	—	—
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	(1)	(32)	31		(18)	(3)	52
After Considering Items (Non-GAAP)	$13,084	$5,192	$7,892	60.3%	$4,479	$—	$3,413	26.1%

	Three Months Ended July 1, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP) — As Adjusted	$12,737	$4,989	$7,748	60.8%	$4,417	$152	$3,179	25.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(27)	27
Productivity & Reinvestment	—	—	—		—	—	—
Productivity Initiatives	—	—	—		—	(26)	26
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(68)	68
Transaction Gains	—	—	—		—	(26)	26
Certain Tax Matters	—	—	—		—	—	—
Other Items	(8)	(21)	13		(12)	(5)	30
After Considering Items (Non-GAAP)	$12,729	$4,968	$7,761	61.0%	$4,405	$—	$3,356	26.4%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	3	5	1		2	—	4
% Currency Impact	(4)	(3)	(5)		(4)	—	(6)
% Change — Currency Neutral Reported	7	8	6		6	—	9

% Change — After Considering Items (Non-GAAP)	3	5	2		2	—	2
% Currency Impact After Considering Items (Non-GAAP)	(4)	(3)	(4)		(4)	—	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	7	8	6		5	—	7

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the three months ended June 29, 2012, is positive 3 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 6% from reported currency neutral operating income growth of 9%. Currency neutral operating expense leverage after considering items impacting comparability for the three months ended June 29, 2012, is positive 1 percentage point, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 6% from currency neutral operating income growth after considering items impacting comparability of 7%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 29, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$112	$245	$84	$3,623	$823	22.7%	$12	$2,788	$1.21
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	15	—		—	15	0.01
Productivity & Reinvestment	—	—	—	54	20		—	34	0.01
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	1	—	1	1		—	—	—
CCE Transaction	—	—	—	—	—		—	—	—
Transaction Gains	—	—	(92)	(92)	(33)		—	(59)	(0.03)
Certain Tax Matters	—	—	—	—	25		—	(25)	(0.01)
Other Items	—	11	—	63	23		1	39	0.02
After Considering Items (Non-GAAP)	$112	$257	$(8)	$3,662	$858	23.4%	$13	$2,791	$1.22

	Three Months Ended July 1, 2011
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP) — As Adjusted	$84	$221	$362	$3,799	$992	26.1%	$7	$2,800	$1.20
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	38	65	15		—	50	0.02
Productivity & Reinvestment	—	—	—	—	—		—	—	—
Productivity Initiatives	—	—	—	26	9		—	17	0.01
Equity Investees	—	—	—	—	—		—	—	—
CCE Transaction	—	—	—	68	25		—	43	0.02
Transaction Gains	—	—	(417)	(391)	(172)		—	(219)	(0.09)
Certain Tax Matters	—	—	—	—	(16)		—	16	0.01
Other Items	1	—	—	29	11		—	18	0.01
After Considering Items (Non-GAAP)	$85	$221	$(17)	$3,596	$864	24.0%	$7	$2,725	$1.17

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	33	11	—	(5)	(17)		71	0	1
% Change — After Considering Items (Non-GAAP)	32	16	—	2	(1)		86	2	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	2,296 million average shares outstanding — diluted

[2]	2,330 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 29, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$24,222	$9,572	$14,650	60.5%	$8,678	$169	$5,803	24.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(30)	30
Productivity & Reinvestment	—	—	—		—	(118)	118
Productivity Initiatives	—	—	—		—	3	(3)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	—	—
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	1	(2)	3		(2)	(24)	29
After Considering Items (Non-GAAP)	$24,223	$9,570	$14,653	60.5%	$8,676	$—	$5,977	24.7%

	Six Months Ended July 1, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP) — As Adjusted	$23,254	$8,937	$14,317	61.6%	$8,493	$361	$5,463	23.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(61)	61
Productivity & Reinvestment	—	—	—		—	—	—
Productivity Initiatives	—	—	—		—	(54)	54
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(168)	187
Transaction Gains	—	—	—		—	(26)	26
Certain Tax Matters	—	—	—		—	—	—
Other Items	20	5	15		(6)	(52)	73
After Considering Items (Non-GAAP)	$23,274	$8,923	$14,351	61.7%	$8,487	$—	$5,864	25.2%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	4	7	2		2	—	6
% Currency Impact	(3)	(2)	(3)		(3)	—	(4)
% Change — Currency Neutral Reported	7	9	6		5	—	11

% Change — After Considering Items (Non-GAAP)	4	7	2		2	—	2
% Currency Impact After Considering Items (Non-GAAP)	(3)	(2)	(3)		(3)	—	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	7	9	5		5	—	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the six months ended June 29, 2012, is positive 5 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 6% from reported currency neutral operating income growth of 11%. Currency neutral operating expense leverage after considering items impacting comparability for the six months ended June 29, 2012, is positive 1 percentage point, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 5% from currency neutral operating income growth after considering items impacting comparability of 6%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 29, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$200	$385	$133	$6,348	$1,481	23.3%	$25	$4,842	$2.11
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	30	—		—	30	0.01
Productivity & Reinvestment	—	—	—	118	44		—	74	0.03
Productivity Initiatives	—	—	—	(3)	(1)		—	(2)	—
Equity Investees	—	(43)	—	(43)	(3)		—	(40)	(0.02)
CCE Transaction	—	—	—	—	—		—	—	—
Transaction Gains	—	—	(92)	(92)	(33)		—	(59)	(0.03)
Certain Tax Matters	—	—	—	—	33		—	(33)	(0.01)
Other Items	—	14	—	43	16		—	27	0.01
After Considering Items (Non-GAAP)	$200	$356	$41	$6,401	$1,537	24.0%	$25	$4,839	$2.11

	Six Months Ended July 1, 2011
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP) — As Adjusted	$197	$355	$479	$6,315	$1,592	25.2%	$20	$4,703	$2.02
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	38	99	20		—	79	0.03
Productivity & Reinvestment	—	—	—	—	—		—	—	—
Productivity Initiatives	—	—	—	54	18		—	36	0.02
Equity Investees	—	4	—	4	1		—	3	—
CCE Transaction	—	—	—	187	70		—	117	0.05
Transaction Gains	—	—	(519)	(493)	(208)		—	(285)	(0.12)
Certain Tax Matters	—	—	—	—	(19)		—	19	0.01
Other Items	(3)	—	—	76	26		—	50	0.02
After Considering Items (Non-GAAP)	$194	$359	$(2)	$6,242	$1,500	24.0%	$20	$4,722	$2.03

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	2	8	—	1	(7)		25	3	4
% Change — After Considering Items (Non-GAAP)	3	(1)	—	3	2		25	2	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	2,298 million average shares outstanding — diluted

[2]	2,330 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended June 29, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$347	$897	$686	$756	$823	$90	$(305)	$3,294
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	16	—	15
Productivity & Reinvestment	1	—	—	48	—	—	5	54
Productivity Initiatives	—	(2)	—	—	—	—	—	(2)
CCE Transaction	—	—	—	—	—	—	—	—
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	28	—	23	1	52
After Considering Items (Non-GAAP)	$347	$895	$686	$832	$823	$129	$(299)	$3,413

	Three Months Ended July 1, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP) — As Adjusted	$330	$973	$674	$739	$718	$105	$(360)	$3,179
Items Impacting Comparability:
Asset Impairments/Restructuring	4	—	—	—	—	23	—	27
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Productivity Initiatives	4	2	1	—	—	—	19	26
CCE Transaction	—	—	—	66	—	—	2	68
Transaction Gains	—	—	—	—	—	—	26	26
Other Items	—	—	—	31	4	(1)	(4)	30
After Considering Items (Non-GAAP)	$338	$975	$675	$836	$722	$127	$(317)	$3,356

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	5	(8)	2	2	15	(15)	15	4
% Currency Impact	(12)	(5)	(12)	0	2	(19)	0	(6)
% Change — Currency Neutral Reported	17	(2)	13	3	13	4	15	9

% Change — After Considering Items (Non-GAAP)	3	(8)	2	(1)	14	1	6	2
% Currency Impact After Considering Items (Non-GAAP)	(12)	(5)	(12)	0	2	(18)	2	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	15	(3)	13	0	12	19	4	7

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Six Months Ended June 29, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$642	$1,592	$1,430	$1,207	$1,396	$125	$(589)	$5,803
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	31	—	30
Productivity & Reinvestment	1	—	—	109	—	—	8	118
Productivity Initiatives	—	(3)	—	—	—	—	—	(3)
CCE Transaction	—	—	—	—	—	—	—	—
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	23	—	3	3	29
After Considering Items (Non-GAAP)	$642	$1,589	$1,430	$1,339	$1,396	$159	$(578)	$5,977

	Six Months Ended July 1, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP) — As Adjusted	$595	$1,687	$1,390	$1,203	$1,161	$113	$(686)	$5,463
Items Impacting Comparability:
Asset Impairments/Restructuring	5	—	—	11	—	44	1	61
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Productivity Initiatives	4	3	1	—	1	—	45	54
CCE Transaction	—	—	—	185	—	—	2	187
Transaction Gains	—	—	—	—	—	—	26	26
Other Items	—	—	—	(6)	83	2	(6)	73
After Considering Items (Non-GAAP)	$604	$1,690	$1,391	$1,393	$1,245	$159	$(618)	$5,864

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	8	(6)	3	0	20	10	14	6
% Currency Impact	(10)	(3)	(9)	0	4	(19)	(1)	(4)
% Change — Currency Neutral Reported	18	(2)	12	1	17	30	15	11

% Change — After Considering Items (Non-GAAP)	6	(6)	3	(4)	12	0	7	2
% Currency Impact After Considering Items (Non-GAAP)	(10)	(3)	(9)	0	3	(15)	0	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	17	(3)	12	(4)	9	15	6	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Bottling Investments Segment Information:

	Three Months Ended June 29, 2012
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,497	$710	$90
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	16
Other Items	—	—	23
After Considering Items (Non-GAAP)	$2,497	$710	$129

	Three Months Ended July 1, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP) — As Adjusted	$2,443	$698	$105
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	23
Other Items	—	—	(1)
After Considering Items (Non-GAAP)	$2,443	$698	$127

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change — Reported (GAAP)	2	2	(15)
% Currency Impact	(9)	(9)	(19)
% Change — Currency Neutral Reported	12	10	4
% Structural Impact	2	2	(2)
% Change — Currency Neutral Reported and Adjusted for Structural Items	9	8	6

% Change — After Considering Items (Non-GAAP)	2	2	1
% Currency Impact After Considering Items (Non-GAAP)	(9)	(9)	(18)
% Change — Currency Neutral After Considering Items (Non-GAAP)	12	10	19
% Structural Impact After Considering Items (Non-GAAP)	2	2	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	9	8	21

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Bottling Investments Segment Information:

	Six Months Ended June 29, 2012
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$4,600	$1,387	$125
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	31
Other Items	—	—	3
After Considering Items (Non-GAAP)	$4,600	$1,387	$159

	Six Months Ended July 1, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP) — As Adjusted	$4,350	$1,322	$113
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	44
Other Items	—	—	2
After Considering Items (Non-GAAP)	$4,350	$1,322	$159

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change — Reported (GAAP)	6	5	10
% Currency Impact	(6)	(6)	(19)
% Change — Currency Neutral Reported	12	11	30
% Structural Impact	2	2	(3)
% Change — Currency Neutral Reported and Adjusted for Structural Items	10	9	33

% Change — After Considering Items (Non-GAAP)	6	5	0
% Currency Impact After Considering Items (Non-GAAP)	(6)	(6)	(15)
% Change — Currency Neutral After Considering Items (Non-GAAP)	12	11	15
% Structural Impact After Considering Items (Non-GAAP)	2	2	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	10	9	17

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Six Months Ended June 29, 2012	Six Months Ended July 1, 2011
Reported (GAAP):
Issuances of Stock	$995	$802
Purchases of Stock for Treasury	(2,610)	(1,371)
Net Change in Stock Issuance Receivables[1]	29	1
Net Change in Treasury Stock Payables[2]	16	201
Net Treasury Share Repurchases (Non-GAAP)	$(1,570)	$(367)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

Consolidated Cash from Operations:

	Six Months Ended June 29, 2012	Six Months Ended July 1, 2011
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$4,178	$3,642
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	900	769
After Considering Items (Non-GAAP)	$5,078	$4,411

	Net Cash Provided by Operating Activities
% Change — Reported (GAAP)	15
% Change — After Considering Items (Non-GAAP)	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.8 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system employees. For more information, please visit www.thecoca-colacompany.com or follow us on Twitter at twitter.com/CocaColaCo.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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